AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 8th day of January, 2019, to the Distribution Agreement dated as of January 31, 2018, as amended (the “Agreement”), is entered into by and between Managed Portfolio Series (the “Trust”) (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Tortoise Cloud Computing Infrastructure Fund and Tortoise Digital Payments Infrastructure Fund in the manner set forth herein; and

WHEREAS, Article 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties.

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

This amendment will become effective upon the commencement of operations of the Tortoise Cloud Computing Infrastructure Fund and Tortoise Digital Payments Infrastructure Fund.  Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC

By: /s/ Brian R. Wiedmeyer	By: /s/ Teresa Cowan

Name: Brian R. Wiedmeyer	Name: Teresa Cowan

Title: President	Title: President

SCHEDULE A

List of Funds

Name of Series
Tortoise Global Water ESG Fund
Tortoise North American Pipeline Fund
Tortoise Cloud Computing Infrastructure Fund
Tortoise Digital Payments Infrastructure Fund